Exhibit 99.2

WaveDancer Releases Investor Information Memorandum Highlighting its Transformative Rebranding Initiatives

FAIRFAX, VA, December 29, 2021 – WaveDancer, Inc. (NASDAQ: WAVD), today published an Investor Information Memorandum to update the public on its major transformation following the acquisition of Gray Matters, Inc. in December 2021. The Company has rebranded as WaveDancer, reflecting the new direction of the business as a provider of software solutions to government and commercial organizations.

WaveDancer CEO Jamie Benoit noted, “Our acquisition of Gray Matters sets us on a new course as a company. We have taken several steps to position WaveDancer as a leader in the Blockchain, Secure Supply Chain, and Zero Trust marketplaces. As we undergo this transformation throughout 2022, we plan to arm the investment community with detailed and up-to-date information about our business as it undergoes significant changes. The release of this Investor Information Memorandum provides more detail on our markets and progress and provides greater insight into where we are headed in 2022 and beyond.”

The Investor Information Memorandum provides more information on the company’s new strategic direction as WaveDancer and can be found on the company website by following the link below:

https://wavedancer.com/wavedancer-investor-information-memorandum/

About WaveDancer

WaveDancer (www.wavedancer.com), headquartered in Fairfax, Virginia, is a provider of zero trust software solutions, specializing in secure supply chain management, as well as cutting edge IT network security.

WaveDancer’s technology brings all transactions, documentation, authorizations – every aspect of a process – together in one zero-trust, web-based interface that provides an unprecedented level of accountability, auditability, and predictability. WaveDancer’s enterprise blockchain and encryption algorithm technology is in production at the vanguard of some of the most important government requirements.

The WaveDancer platform can be customized and integrated to work with any company’s existing systems and processes and includes features such as chat, smart contracting, and asset lifecycle management, to streamline the entire lifecycle of a supply chain management process.

It was previously announced that the Company combined its legacy business into its subsidiary Tellenger, Inc, (www.Tellenger.com) with Stan Reese as President. Under the Tellenger name it will continue as a leading information technology company specializing in software development, cloud optimization, system modernizations, and cybersecurity services.

Additional information for investors

This release may contain forward-looking statements regarding the Company's business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. Investors should read and understand the risk factors detailed in the Company's 10-K for the fiscal year ended December 31, 2020 and in other filings with the Securities and Exchange Commission.

For additional information contact:

Jeremy Hellman, CFA

Vice President

The Equity Group Inc.

(212) 836-9626

Summers Bruce

The Equity Group, Inc.

(212) 836-9612

Tim Hannon, CFO

thannon@wavedancer.com